Exhibit 99.1

Evolution Metals LLC and Welsbach Technology Metals Acquisition Corp

Announce Filing of Registration Statement on Form S-4

Related to Proposed Business Combination

Chicago, IL, Nov. 14, 2024 (GLOBE NEWSWIRE) -- Welsbach Technology Metals Acquisition Corp. (NASDAQ: WTMA) and Evolution Metals LLC have announced they have filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (“SEC”).

Global concerns over critical metals and materials supply chain risks have escalated into the geopolitical and capital markets arenas. Responses to these concerns are focused on acquisitions of mining assets such as Lithium, Nickel, Cobalt and Rare Earths. Because of these responses, an increasing number of upstream critical mineral mining projects are being brought to the capital markets.

However, the primary risk to these supply chains stem from a lack of midstream processing capacity, and not a lack of upstream mineral availability. The midstream supply chain needs to be strengthened to process and produce batteries and magnets critical to sectors including, but not limited to, the automotive, aerospace, defense, healthcare, high tech, consumer electronics and appliances and renewable energy industries.

Without a rapid increase of processing capacity, the drive for new resource development will fail or will continue to contribute to the bottleneck in midstream processing capacity.

Evolution Metals LLC (“Evolution Metals”) has been focused on capturing and maximizing the strategic value and synergies derived from rapidly expanding the midstream processing capacities by identifying and expanding existing commercially proven manufacturing processes and technologies in the critical metals and materials midstream processing supply chain globally; with a focus on recycling end-of-life materials to generate key midstream feed materials; and by assembling a world class management team compiled of industry leading operators with dedication to continuously increasing the efficiency, reducing the costs, improving the quality control and maximizing the competitiveness of these capabilities by integrating cutting-edge robotics driven by artificial intelligence throughout its processing plants.

Such an application of ideas has not been commercially viable to date because existing commercially proven manufacturing processes and technologies are currently small scale and fragmented globally which limits access to growth capital. To significantly strengthen the critical metals and materials supply chain, these manufacturing processes and technologies need to be consolidated, integrated, managed with expertise and expanded with rapid deployment of growth capital.

“We look forward to fulfilling our mandated mission to complete an acquisition in the technology metals and energy transition materials industry.” noted Daniel Mamadou, CEO of WTMA.

“We are extremely excited for Evolution Metals & Technologies to become the first fully integrated critical metals and materials global supply chain that is not reliant on Chinese producers, pursuant to the merger between Evolution Metals and WTMA” remarked David Wilcox, Founder of Evolution Metals and incoming Executive Chairman of Evolution Metals & Technologies Corp. (“EM&T”, the “Company” or “New EM”), the surviving entity from the merger. “As the world transitions to electrify its global vehicle fleet and significantly increases capacity in energy storage solutions, our world needs an independent and sustainable critical metals and materials supply chain with significantly increased capacities in the midstream and downstream to support sectors including, but not limited to, the automotive, aerospace, defense, healthcare, high tech, consumer electronics and appliances, and renewable energy industries. EM&T is uniquely positioned globally to fulfill this mission.”

“Neodymium and praseodymium are key rare earth elements required for the manufacturing of magnets. Through this proposed business combination with EM&T, we also honor the memory of Carl Auer von Welsbach, who discovered these two elements in 1885” said Daniel Mamadou, CEO of WTMA, “more importantly, with its capital base, its management talent and proven technologies, Evolution Metals & Technologies is a credible contender to take on the challenge of creating an independent supply chain in critical metals and materials.”

The risk profile of the current global supply chain in critical metals and materials presents unique and sizeable challenges:

●	China’s dominance over battery and magnet metals and other critical metals and materials supply chains: as a major share of the mid and down-stream parts of the battery material and rare earth supply chain are located inside China, the rest of the World faces a high dependency on Chinese exports, which equates to a vulnerability of supply as well as a single point of failure in the global supply chain for critical metals and materials.

●	Strategic leverage of the industries that need permanent magnets: the rare earth supply chain and the products that require magnets represent trillions of dollars in advanced technology sectors including, but not limited to, the automotive, aerospace, defense, healthcare, high tech, consumer electronics and appliances and renewable energy sectors.

●	Market Control: Chinese producers influence prices within the global markets for battery materials and rare earths, making it difficult for new entrants to compete economically with China’s pricing power; this has hindered the development of alternative supply chain businesses historically.

EM&T will achieve its mission by acquiring controlling interests in five entities (collectively, the “Operating Companies”) within the critical metals and materials global supply chain. The five Operating Companies provide a foundation for EM&T’s expansion, with the following key advantages:

●	Secure, High Quality, Reliable Supply for Customers: The Operating Companies have the capacity and sourcing as an integrated supply chain to reliably provide customers with consistent quality products. The Operating Companies and their management teams have established long-term customer relationships with key industrial players, including SK, Samsung, Ford, GM and Hyundai, among others in industries including, but not limited to, the automotive, aerospace, defense, healthcare, high tech, consumer electronics and appliances, and renewable energy sectors. We expect to expand our network of strategic partnerships to secure and diversify stable supply chains and mitigate risks.

●	EM&T has ambitions to develop a consolidated end of life recycling facility for batteries and e-scrap which will be the largest such facility in the world: Critical Mineral Recovery, Inc. (“CMR”), one of the Operating Companies, had previously operated the world’s largest (that we know of) lithium-ion battery recycling facility, located in the United States. With the proceeds of this merger, the Company intends to re-build its lithium-ion battery recycling capacity; add new capacity for the recycling of e-scrap into feed materials to be granulated into <2mm particles for NFC beneficiation; and add the capacity for beneficiation of mixed metal concentrates, non-ferrous metals; and rare earths separation. The Company believes that having these core feedstock processing capabilities in the United States will benefit domestic and international automotive manufacturers and buyers of magnets located in the U.S. and throughout the western world.

●	Fully Integrated Metals, Alloy and Flake Operations for Sintered and Bonded Magnets: Our ambitions are to replicate our Korean capabilities across metal and alloy-making operations, capabilities to process neodymium and praseodymium (“NdPr”) oxides into NdPr metal and alloys, and to produce high-quality sintered block and bonded permanent magnets essential for a wide range of applications. We will specialize in transforming alloys into bonded magnets, which are used in consumer electronics, appliances, and EVs. Our future bonded magnet product line is expected to include a comprehensive range of ferrite and NdFeB magnets for various applications such as BLDC motors, water pumps, sensors, and more. Our sintered block magnet production is expected to be supported by a 115,000 square foot facility, where we can convert NdPr alloy into high-quality magnets to serve critical applications in EVs, wind turbines, MRIs, appliances, aerospace, and defense sectors.

●	Automation and Smart Factory Investments: Advanced robotics and AI-driven quality control systems support operational efficiency and consistency, enabling the Company to compete effectively on a global scale. With specialized expertise in sector-specific robotics, we plan to automate complex processes in our magnet-making plants, reducing labor costs while improving precision and production output. We believe our in-house AI technologies will further optimize manufacturing processes, such as the development of specialized machines for automatic magnet extraction from hard drives.

●	Efficient, Synergy-Driven Sales and Marketing: Centralized marketing operations are expected to enhance supplier-buyer relationships, encourage efficient cross-selling and up-selling and optimize capital investments. We believe that sustained long-term revenue growth can be driven by building and leveraging our brand to help support and validate customer acquisition efforts for products and services. Our goal is to build a strong single EM&T brand that enhances the reach and credibility of the Operating Companies. This centralized framework will enable tailored marketing strategies and messaging for each product and service line. The core marketing team will deploy both direct and indirect business-to-business (“B2B”) digital and traditional marketing strategies, including vertical trade publications, trade shows, financial events, and partnerships. The Operating Companies expect to target specific industries including, but not limited to, the automotive, aerospace, defense, healthcare, high tech, consumer electronics and appliances and renewable energy sectors, with the aim of strategically positioning our products and services within these key sectors.

●	Proven Leadership and Expertise: With over 200 years of combined management experience in critical metals and materials production and engineering, military and defense manufacturing, automotive, robotics/AI and advanced recycling, our senior leadership teams has the track record to drive significant growth.

The five Operating Companies include one U.S. company and four Korean companies each with specialized capabilities critical to the EM&T’s integrated supply chain:

●	CMR, to our knowledge, has historically been the largest global processor of spent lithium-ion batteries, converting them into battery mixed metal concentrate (“MMC”). Because batteries at CMR are end-of-life, there is minimal waste processing to salable and usable commodities further downstream. This capability is expected to ensure a reliable supply of key battery materials. The MMC and non-ferrous materials produced by these input processors are sold to the U.S. market, providing a critical source of essential materials for various industries. The ferrous materials produced by CMR, including spent magnets, are expected to be processed further into NdPr Oxide, which we expect will be supplied to KCM for further processing. In addition, CMR plans to:

1.	Expand to process hydrometeorology for further beneficiation to precursor cathode active material (“pCAM”), carbonates, and sulphates to supply EV battery giga-factories; and,

2.	Incorporate a full destruction facility targeted for end-of-life government e-scrap to re-introduce materials back into the domestic supply chain;

●	KCM (Korea) – Specializes in converting oxides into metals, with a current capability for permanent magnet metals. These processed metals are further used to produce high-performance magnet alloys essential for various applications. These materials are essential feedstocks that KCM provides to NS World and KMMI (and others), for the production of magnet materials.

●	KMMI (Korea) – A premier manufacturer of advanced, high-efficiency sintered block magnets, which are crucial for advanced technologies in sectors including, but not limited to, the automotive, aerospace, defense, healthcare, high tech, consumer electronics and appliances and renewable energy industries, where precision and durability are paramount. We expect KMMI’s expertise will ensure that these magnets meet the stringent requirements of these industries and play a key role in maintaining the technological edge of critical systems.

●	NS World (Korea) – A leading producer of bonded magnets from NdPr alloy supplied by KCM. These lightweight magnets are integral to applications in everyday electronics including vehicle sensors, home appliance sensors, laptops, cellular phones, etc., offering unique capabilities in specialized sectors for low temperature applications

●	Handa Lab (Korea) – Focuses on artificial intelligence and software development, including EV charging systems advanced automation technologies. Handa Lab is expected to support the other EM&T Operating Companies to drive innovations and efficiencies in machine manufacturing processes.

EM&T is positioned to scale, replicate and automate, as demand for critical metals and materials continues to rise. EM&T plans to increase its production capacity within the next five years to over 200,000 tons annually by investing in expanded manufacturing and processing facilities and enhancing operational efficiency through automation.

Additionally, the financing contemplated by the PIPE Term Sheet, including a $500 million anchor equity investment and a $6.2 billion debt facility, is expected to allow EM&T to rapidly scale and secure the financial resources necessary to achieve our growth objectives. These investments are expected to be instrumental in expanding key capabilities and capacities, such as the development of US Department of Defense secured facility e-scrap recycling plants and advanced permanent magnet production facilities in both the US and South Korea.

EM&T’s ambitions are to produce various concentrates, oxides, metals, powders, alloy, flakes, carbonates, sulfates, pCAM and magnets (bonded and sintered) and their related products used in global industries, including, but not limited to, the automotive, aerospace, defense, healthcare, high tech, consumer electronics and appliances, and renewable energy industries.

EM&T envisions expanding its supply chain capacity, revenues, and customer base through:

●	Strategic Feedstock Sources and Offtake Agreements: The Company is focused on securing stable and reliable feedstock sources through a multi-faceted approach that will include recycling operations, critical offtake agreements with leading battery manufacturers, and potentially making strategic investments in late-stage exploration mines to secure raw materials. These efforts are expected to ensure a consistent supply of essential materials, minimizing supply chain risks and maintaining production continuity. Additionally, we believe we can strengthen our position by establishing trading relationships and potentially investing in a leaching/cracking facility, further enhancing our capability to process and produce high-quality feedstock for future operations.

●	Cross-Selling and Up-Selling: Enhancing product offerings within the integrated supply chain to provide greater value to existing customers.

●	Expanding Production Capacity: Strategic investments to significantly increase production output over the next several years following the proposed business combination, including increased oxide production and strategic recycling investments. For example, we aim to process high-security e-scrap for sectors requiring stringent data protocols, such as the US government and the medical industry. We also expect to recover key battery metals for reuse in new battery production.

●	Implementing Advanced Automation and AI: We intend to achieve price and quality parity with global competitors by automating key production activities. We will focus on optimizing processes to produce sintered and bonded magnets more efficiently and effectively. Additionally, we expect to be at the forefront of advancing recycling technologies, including both fabrication and recycling operations, where we can harness the power of AI and robotics to create intelligent facilities.

●	Leveraging Western Demand for Non-Chinese Alternatives: Our strategy focuses on addressing offering a non-Chinese alternative critical metals and materials supply chain to global companies. With key resources such as rare earth and magnets essential to their operations, securing an independent supply chain has become a priority for many companies as they aim to mitigate geopolitical risks and establish a stable supply base.

Additional Information and Where to Find It

WTMA has filed with the SEC a registration statement on Form S-4, which includes a document that serves as a proxy statement and prospectus of WTMA, referred to as a “proxy statement/prospectus,” containing information about that certain Amended and Restated Agreement and Plan of Merger, dated as of November 6, 2024, as amended by the Amendment No. 1 to Amended and Restated Agreement and Plan of Merger, dated as of November 11, 2024, the proposed transactions thereunder (the “Business Combination”), and the respective businesses of WTMA and EM&T. WTMA will mail a definitive proxy statement/prospectus and other relevant documents after the SEC completes its review and the registration statement is declared effective. WTMA stockholders are urged to read the preliminary proxy statement/prospectus and any amendments thereto and, when available, the definitive proxy statement/prospectus in connection with the solicitation of proxies for the special meeting to be held to approve the proposed Business Combination, because these documents will contain important information about WTMA, EM&T, and the proposed Business Combination. The definitive proxy statement/prospectus will be mailed to stockholders of WTMA as of a record date to be established for voting on the proposed Business Combination. Stockholders of WTMA will also be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about WTMA without charge, at the SEC’s website (www.sec.gov). Copies of the proxy statement/prospectus and WTMA’s other filings with the SEC can also be obtained, without charge, by directing a request to: chris@welsbach.sg. The information contained in, or that can be accessed through, WTMA’s website is not incorporated by reference in, and is not part of, this press release.

About WTMA

WTMA is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While WTMA may pursue an acquisition in any business industry or sector, it intends to concentrate its efforts on targets in the technology metals and energy transition materials industry. WTMA is led by Chief Executive Officer Daniel Mamadou and Chief Operating Officer Christopher Clower.

About EM&T

EM&T is committed to establishing a secure and reliable supply chain for critical minerals. Its strategy is to acquire and develop processing facilities to produce essential materials for industrial uses including electric vehicles, electronics, environmental technologies and aerospace and defense applications. EM&T aims to support the creation of jobs, industry and manufacturing to promote a greener future by providing bespoke solutions to support its clients globally.

Information about WTMA’s directors and executive officer’s interests in the proposed Business Combination, as well as information about EM&T directors and executive officers and a description of their interests in EM&T and the proposed Business Combination will be set forth in the proxy statement relating to the proposed Transaction, when it is filed with the SEC. When available, the above referenced documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release does not constitute (i) a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed Business Combination, or (ii) an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Participants in the Solicitation

WTMA and EM&T and their respective directors and officers or managers and other members of management and employees may be deemed participants in the solicitation of proxies in connection with the proposed Business Combination. WTMA stockholders and other interested persons may obtain, without charge, more detailed information regarding directors and officers of WTMA in WTMA’s proxy statement/prospectus. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies from WTMA’s stockholders in connection with the proposed Business Combination will be included in the proxy statement/prospectus that WTMA intends to file with the SEC.

Cautionary Statement Regarding Forward Looking-Statements

Certain statements made in this press release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the current expectations and beliefs of the management of WTMA and EM&T, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: WTMA’s ability to complete the proposed Business Combination or, if WTMA does not consummate such Business Combination, any other initial business combination; the risk that the consummation of the proposed Business Combination is significantly delayed; the ability to recognize the anticipated benefits of the proposed Business Combination; the risk that the announcement and consummation of proposed Business Combination disrupts EM’s current plans; New EM’s ability to successfully integrate the business and operations of the Operating Companies into its ongoing business operations and realize the intended benefits of New EM’s acquisition of the Target Companies; New EM’s ability to secure sufficient funding to successfully rebuild CMR’s recycling facility with significant expansion on management’s expected timeline and budget, or at all; the impact of litigation related to the fire at CMR’s recycling facility; unexpected costs related to proposed Business Combination; expectations regarding New EM’s strategies and future financial performance, including future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, product and service acceptance, market trends, liquidity, cash flows and uses of cash, capital expenditures, and New EM’s ability to invest in growth initiatives; satisfaction or waiver (if applicable) of the conditions to proposed Business Combination, including, among other things: (i) approval of proposed Business Combination and related agreements and transactions by WTMA stockholders, the holder of the EM&T member units and the holders of the equity interests of the Target Companies, (ii) effectiveness of the registration statement on Form S-4, (iii) receipt of approval for listing on Nasdaq Stock Market LLC (“Nasdaq”) the shares of WTMA Common Stock to be issued in connection with proposed Business Combination, and (iv) the absence of any injunctions; that the amount of cash available in the trust account is at least equal to the minimum available cash condition amount; the occurrence of any other event, change or other circumstances that could give rise to the termination of proposed Business Combination; the implementation, market acceptance and success of New EM’s business model and growth strategy; the ability to obtain or maintain the listing of New EM’s common stock on Nasdaq following proposed Business Combination; limited liquidity and trading of WTMA’s public securities; the amount of any redemptions by existing holders of WTMA Common Stock being greater than expected; WTMA’s ability to raise financing in the future; WTMA’s success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of proposed Business Combination; WTMA officers and directors allocating their time to other businesses and potentially having conflicts of interest with WTMA’s business or in approving proposed Business Combination; the use of proceeds not held in the trust account or available to us from interest income on the trust account balance; the impact of the regulatory environment and complexities with compliance related to such environment, including New EM’s ability to meet, and continue to meet, applicable regulatory requirements; New EM’s ability to execute its business plan, including with respect to its technical development and commercialization of products, and its growth and go-to-market strategies; New EM’s ability to achieve sustained, long-term profitability and commercial success; operational risks, including with respect to New EM’s use of agents or resellers in certain jurisdictions, New EM’s ability to scale up its manufacturing quantities of its products, New EM’s outsourcing of manufacturing and such manufacturers’ ability to satisfy New EM’s manufacturing needs on a timely basis, the availability of components or raw materials used to manufacture New EM’s products and New EM’s ability to process customer order backlog; New EM’s revenue deriving from a limited number of customers; geopolitical risk and changes in applicable laws or regulations, including with respect to geopolitical risk and changes in applicable laws or regulations, including with respect to New EM’s planned operations outside of the U.S. and Korea; New EM’s ability to attract and retain talented personnel; New EM’s ability to compete with companies that have significantly more resources; New EM’s ability to meet certain certification and compliance standards; New EM’s ability to protect its intellectual property rights and ability to protect itself against potential intellectual property infringement claims; the outcome of any known and unknown litigation and regulatory proceedings, including any proceedings that may be instituted against WTMA or EM&T following announcement of the proposed Business Combination; the potential characterization of New EM as an investment company subject to the Investment Company Act of 1940, as amended; and other factors detailed under the section entitled “Risk Factors” in the registration statement on Form S-4 filed with the SEC on November 12, 2024. Except to the extent required by applicable law or regulation, WTMA and EM&T undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact:

Daniel Mamadou, CEO, Welsbach Technology Metals Acquisition Corp.

daniel@welsbach.sg

Christopher Clower, COO, Welsbach Technology Metals Acquisition Corp.

chris@welsbach.sg

David Wilcox, Executive Chair, EM&T

david.wilcox@evolution-metals.com